Exhibit 5.2

March 27, 2024

Big Tree Cloud Holdings Limited

Room 3303, Building 1

Zhongliang Yunjing Plaza

Heshuikou Community, Matian Street

Re:	Big Tree Cloud Holdings Limited Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as counsel to Big Tree Cloud Holdings Limited, a Cayman Islands exempted company (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form F-4 of the Company (as amended or supplemented through the date hereof, the “Registration Statement”), containing a proxy statement/prospectus relating to, among other things, the approval of the Business Combination (as defined below).

On October 9, 2023, the Company entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Big Tree Cloud International Group Limited, an exempted company incorporated in the Cayman Islands (“Holdco”), Plutonian Acquisition Corp., a Delaware corporation (“Plutonian”), Big Tree Cloud Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of the Company (“Merger Sub 1”), Big Tree Cloud Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub 2”), and Guangdong Dashuyun Investment Holding Group Co., Ltd., a limited liability company incorporated in the PRC, pursuant to which (1) Merger Sub 1 will merge with and into Holdco (the “Initial Merger”), and Holdco will be the surviving corporation of the Initial Merger and a direct wholly-owned subsidiary of the Company, and (2) following confirmation of the effectiveness of the Initial Merger, Merger Sub 2 will merge with and into Plutonian (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), and Plutonian will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of the Company. The Mergers and the other transactions to be consummated pursuant to the Merger Agreement are collectively referred to as the “Business Combination.”

In connection with the Business Combination, (i) each unit of Plutonian (“Plutonian Unit”), consisting of one share of the Plutonian’ s common stock (“Plutonian Common Stock”), par value $0.0001 per share, one warrant (“Plutonian Warrant”) to purchase one Plutonian Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement (the “Warrant Agreement”), dated November 9, 2022, between Plutonian and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and one right of Plutonian (“Plutonian Right”) convertible into one-sixth (1/6) of a share of Plutonian Common Stock at the closing of the Business Combination, that is outstanding immediately prior to the effectiveness of the SPAC Merger, shall be automatically detached and the holder thereof shall be deemed to hold one share of Plutonian Common Stock, one Plutonian Warrant, and one Plutonian Right in accordance with the terms of the applicable Plutonian Unit; (ii) each share of Plutonian Common Stock that is issued and outstanding immediately prior to the effectiveness of the SPAC Merger (including each share of Plutonian Common Stock converted from Plutonian Rights) will automatically be cancelled and cease to exist in exchange for the right to receive one newly issued, fully paid and non-assessable ordinary share of the Company, par value $0.0001 per share (“Company Ordinary Shares”); (iii) each Plutonian Warrant that is issued and outstanding immediately prior to the effectiveness of the SPAC Merger will automatically be cancelled and cease to exist in exchange for the right to receive one warrant to purchase one Company Ordinary Share at an exercise price of $11.50 per share ( “Company Warrants”); (iv) each Plutonian Right that was issued and outstanding immediately prior to the effectiveness of the SPAC Merger will be cancelled and cease to exist in exchange for the right to receive one-sixth (1/6) share of Plutonian Common Stock; and (v) each ordinary share of Holdco, par value $1.00 per share, that is issued and outstanding immediately prior to the effectiveness of the Initial Merger will automatically be cancelled and cease to exist in exchange for the right to receive such number of Company Ordinary Shares.

Big Tree Cloud Holdings Limited

March 27, 2024

The Registration Statement relates to the proposed issuance of up to (i) 80,253,454 Company Ordinary Shares (the “Merger Shares”); (ii) 6,016,125 Company Warrants; and (iii) 6,016,125 Company Ordinary Shares (the “Warrant Shares”) issuable upon exercise of Company Warrants, in connection with the Business Combination.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, resolutions, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation: (i) the Registration Statement; (ii) the Merger Agreement; (ii) the Amended and Restated Memorandum and Articles of Association of the Company, as filed with the Commission on March 13, 2024 (the “Articles”); (iii) the form of Second Amended and Restated Memorandum and Articles of Association of the Company, as filed with the Commission on March 13, 2024; (iv) the Warrant Agreement, as filed with the Commission on November 16, 2022; (v) the form of a supplemental warrant agreement pertaining to the amendment of the Warrant Agreement to be entered among Plutonian, the Company and Continental (the “Supplemental Warrant Agreement”), as filed with the Commission on March 26, 2024 and (vi) the resolutions of the board of directors of the Company relating to, among other things, the entry into the Supplemental Warrant Agreement, the consummation of the Business Combination and the issuance of the Merger Shares, the Company Warrants and the Warrant Shares. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) that the Company will enter into the Supplemental Warrant Agreement to assume all rights, duties and obligations of Plutonian under the Warrant Agreement upon the closing of the Business Combination, including with respect to Section 4.5 thereof providing for the issuance of the Company Ordinary Shares upon any exercise of the Company Warrants following the Business Combination; (ii) that the Company is a validly existing entity in the jurisdiction of its organization, in good standing in each applicable jurisdiction and has the power and authority to execute and deliver, and to perform its obligations under, the Warrant Agreement and the Supplemental Warrant Agreement, and that such execution, delivery and performance does not violate any provision of the Articles, as amended from time to time, and that at or prior to the time of delivery of any Company Warrants, the Board of Directors of the Company shall have duly established the terms of the Company Warrants and duly authorized the issuance and sale of the Company Warrants and such authorization shall not have been modified or rescinded; (ii) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (v) the legal capacity, competency and authority of all individuals executing documents submitted to us; (vi) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto; (vii) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true, complete and correct on and as of the date hereof; (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties; (x) that all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof; (xi) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (xii) that the Company Warrants are in the form of specimen warrant as filed with Commission on March 13, 2024; (xiii) the Supplemental Warrant Agreement will be duly authorized, executed and delivered by the Company, Continental and Plutonian; and (xiv) the Warrant Agreement, after being amended by the Supplemental Warrant Agreement (the “Amended Warrant Agreement”), will be a valid, binding and enforceable agreement of each party thereto; and (xv) the Amended Warrant Agreement will be governed by the laws of the State of New York. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

Big Tree Cloud Holdings Limited

March 27, 2024

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that when (i) the Registration Statement has been declared effective by order of the Commission (and not suspended or withdrawn), (ii) Business Combination is consummated pursuant to the terms of the Merger Agreement; and (iii) the Company Warrants have been issued and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Company Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (x) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally including, without limitation, fraudulent transfer or fraudulent conveyance laws; (y) public policy considerations, statutes or court decisions that may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); and (z) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

Without limiting any of the other limitations, assumptions, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the laws of the State of New York, as in effect on the date of this opinion letter. With respect to all matters of Cayman Islands law, we note that you have received the opinion, dated as of March 25, 2024, of Maples and Calder (Hong Kong) LLP which is being filed as an exhibit to the Registration Statement on Form F-4 relating to the Company’s securities. We express no opinion to the extent that, future issuances of securities of the Company, including the shares underlying the Company Warrants and/or anti-dilution adjustments to outstanding securities of the Company, as applicable, may cause the Company Warrants to be exercisable for more shares than the number that then remain authorized but unissued.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion letter is rendered as of the date hereof, and we assume no obligation to supplement or revise this opinion letter or to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP